FREE WRITING PROSPECTUS Dated October 4, 2022	Filed Pursuant to Rule 433 Registration No. 333-262894 Registration No. 333-262894-02

**PRICING DETAILS** $739.020mm Ally Auto Receivables Trust 2022-2 (ALLYA 2022-2)

Joint-Leads : J.P. Morgan (struc), Citi, RBC

Co-Managers : CastleOak, Ramirez, Drexel Hamilton

CLS	TOTAL(MM)	OFFRD(MM)	WAL	MDY/S&P	P.WIN	E.FNL	L.FNL	SPREAD	YLD%	CPN%	$PX
A-1	$234.000	**Retained**
A-2	$350.000	$332.500	0.99	Aaa/AAA	6-18	04/24	10/25	I-Curve+70	4.673	4.62	99.99205
A-3	$351.000	$333.450	2.28	Aaa/AAA	18-38	12/25	05/27	I-Curve+70	4.808	4.76	99.99876
A-4	$76.920	$73.070	3.42	Aaa/AAA	38-42	04/26	04/28	I-Curve+87	4.920	4.87	99.99892

Expected Settle :	10/12/22	Registration : SEC Registered
First Pay Date :	11/15/22	ERISA Eligible : Yes
Expected Ratings :	Moody’s, S&P	Pxing Speed : 1.30% ABS to 10% Call
Ticker :	ALLYA 2022-2	Min Denoms : $1k x $1k
Bill & Deliver :	J.P. Morgan
Expected Pricing :	PRICED	Available Information:
CUSIPs :	A-1 02008MAA7	* Prelim Prospectus : Attached
	A-2 02008MAB5	* Ratings FWP : Attached
	A-3 02008MAC3	* DealRoadshow.com : AART222
	A-4 02008MAD1	* IntexNet/CDI : Separate Message

Additional Information:

•	US Risk Retention : Vertical

•	EU/UK Risk Retention: Article 6(3)-YES; Article 7-NO

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.